Exhibit 10.1

President and CEO

SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of May 6, 2022 between Allegro MicroSystems, LLC, a Delaware limited liability company (“Allegro”), and Ravi Vig, President and Chief Executive Officer of Allegro (“Executive”).

WHEREAS, Allegro and Executive are parties to that certain Amended and Restated Severance Agreement dated September 30, 2020 (the “2020 Agreement”);

WHEREAS, Allegro MicroSystems, Inc. (“AMI”) executed a successful initial public offering and transition to a publicly-traded company. Allegro wishes to acknowledge Executive’s contributions to the success of the Company and further align Executive towards Allegro’s long-term performance, enhancement of shareholder value, and continuation of Executive’s employment with Allegro without undue concern regarding the security of Executive’s employment.

NOW, THEREFORE, the parties agree to amend and restate the 2020 Agreement as follows:

1.	[RESERVED]

2.	Certain Definitions.

For purposes of this Agreement, certain terms shall have the meaning set forth below:

2.1 “Cause” means a good faith determination by the Board of Directors of Allegro MicroSystems, Inc. (“AMI”) of any one or more of the following: (a) Executive’s (x) continued or repeated failure or refusal (after prior written notice thereof from the Board of Directors of AMI and Executive’s failure to cure the same (if curable) within ten (10) calendar days of such written notice, and other than due to Executive’s disability) to substantially perform the duties required by Executive’s position with AMI or any of its subsidiaries (it being understood that Executive’s failure to attain performance goals or targets or to otherwise fail to substantially perform the duties required by Executive’s position shall not constitute “Cause” hereunder if such failure is as a result of actions taken or not taken in good faith and with reasonable belief that such actions or omissions were in the best interests of AMI and its subsidiaries) or (y) failure or refusal to follow lawful directives of the Board of Directors of AMI; (b) gross negligence or willful misconduct (including unauthorized disclosure of material proprietary information) by Executive which results in a material detriment to AMI or any of its subsidiaries; (c) Executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony that involves fraud or moral turpitude or that is perpetrated against AMI or any of its subsidiaries, their respective businesses or any of their respective assets, properties or personnel; or (d) a material breach by Executive of the Restrictive Covenants, this Agreement, or of any other written agreement with the Company to which Executive is a party.

2.2 The term “Company” means Allegro MicroSystems, LLC or any successor to Allegro, including without limitation any entity that acquires all or substantially all of Allegro’s assets or any entity into which Allegro merges.

2.3 The term “Company’s Governing Body” means the board of directors of AMI if the Company is then a subsidiary of AMI; if not, the board of directors of the Company if the Company is then a corporation or the board of managers or the managing member of the Company within the meaning of the applicable limited liability act if the Company is then a limited liability company; or, if none of the foregoing, the Company’s governing body under applicable law or its constituent documents.

2.4 The term “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (a) a material reduction in Executive’s base salary paid or payable by the Company and/or any of its subsidiaries; (b) a material reduction in the Target Bonus of Executive for any fiscal year of the Company to a Target Bonus that is more than ten percent (10%) below the Target Bonus of Executive for the immediately preceding fiscal year of the Company; (c) a material diminution in Executive’s authority, duties, responsibilities, or reporting relationship in connection with Executive’s employment with the Company; (d) the relocation of Executive’s principal work location in connection with his employment by the Company to a facility or location more than thirty-five (35) miles from Executive’s then present principal work location, or (e) the Company has materially breached this Agreement, including without limitation a failure to comply with the assignment to successor requirement in Section 9.

2.5 The term “Restrictive Covenants” means the restrictive covenants set forth in one or more of Executive’s Stock Awards (as defined below)

2.6 The term “Retirement” means Executive’s retirement from the Company after attaining an age of at least sixty-two (62) years, except that Retirement may be earlier at the discretion of the Company. Upon notice from the Executive of his intention to retire, the Company may at its election engage the Executive to facilitate the transition of his duties for a period of up to twelve (12) months. Payments made following Retirement shall not be made until the Executive’s Termination Date.

2.7 The term “Designated Stock Price means the greater of (a) the fair market value of a share of the Company’s common stock on the date shares of common stock of the Company are delivered in satisfaction of such award or (b) the trailing twenty (20)-day trailing average share price of a share of the Company’s common stock as measured as of the Termination Date.

2.8 The term “Target Bonus” means the target bonus for a fiscal year as specified for Executive under Allegro’s Annual Incentive Plan or any successor annual bonus plan maintained by the Company. In the event that a Target Bonus has not been established for a fiscal year because action has not yet been taken within such fiscal year to approve the annual bonus plan target pool and Target Bonuses, the Target Bonus shall be the same as Executive’s Target Bonus for the preceding fiscal year.

2.9 The term “Termination Date” means the date the Executive terminates from employment with the Company due to any reason set forth in this Agreement including, without limitation, termination of employment without Cause, termination of employment for Cause, termination of employment due to Retirement, termination of employment for Good Reason, and termination due to Executive’s death.

2.10 The term “Trending Annual Bonus” on any calculation date means Executive’s projected annual incentive bonus for the then current fiscal year under Allegro’s Annual Incentive Plan or any successor annual bonus plan maintained by the Company, which Trending Annual Bonus shall be calculated based on the then most recent projected performance of the Company.

2.11 The “PSU Percentage” means the percentage achievement of the performance goals associated with a Performance Award held by Executive determined as follows: (i) assuming the performance goals associated with such awards were satisfied at target, or (ii) assuming the performance goals associated with such awards were measured as of the end of the AMI Fiscal Q2, 2022 and presented to the Compensation Committee in November, 2021 (but only with respect to any such performance goals that were in effect as of the end of the most recent fiscal quarter), or (iii) assuming the performance goals associated with such awards were measured as of the end of the most recent fiscal quarter as of the Termination Date, in each case, as presented to the Compensation Committee, whichever of subclause (i), (ii) or (iii) results in the greatest percentage achievement with respect to such Performance Award.

3.	Severance Benefit and Health Care Continuation Benefit Following Termination without Cause, for Good Reason, or for Retirement.

3.1 Executive shall be entitled to the following “Severance Benefit” as described in this Section 3 in the event that the Company terminates Executive’s employment without Cause or the Executive terminates Executive’s employment for Good Reason, or in the event of Executive’s Retirement:

(a)	100% of Executive’s annual base salary on the Termination Date;

(b)	100% of Executive’s Target Bonus on the Termination Date; and

(c)

a prorated bonus for the fiscal year in which termination occurs, determined by multiplying (i) the Trending Annual Bonus on the Termination Date by (ii) a ratio equal to the number of completed days of employment in the fiscal year prior to and including the Termination Date divided by the total number of days in such fiscal year.

(d)	Up to twelve (12) months of reasonable executive transition support after the Termination Date.

3.2 [RESERVED]

3.3 Any applicable Severance Benefit payable under this Agreement shall be paid to Executive in a single lump sum not later than fifteen (15) days following the Executive’s Termination Date unless the Release described in Section 7 has not become effective, in which case the Severance Benefit shall be paid not later than five (5) days after the Release becomes effective, but in any event on or before the sixtieth (60th) day following Executive’s termination; provided however, that, if the period for executing and not revoking the Release spans two taxable years, such portion of the Severance Benefit shall be paid in the second taxable year.

3.4 Payment of the Severance Benefit shall be net of applicable withholding taxes.

3.5 In addition to the Severance Benefit, for a period beginning on the date after the Termination Date and ending on the date of the executive’s eligibility for Medicare insurance, (such applicable period, the “Continuation Period”), Executive shall remain eligible to participate in the Company’s group health plans (“Health Plan”) on the same basis as similarly situated active employees of the Company but with the Company paying the full monthly cost of Executive’s coverage during the Continuation Period. The Company shall provide the Executive with notice of his right to elect COBRA coverage under the Health Plan; provided, however, the Executive shall receive the Company paid benefit described herein during the Continuation Period irrespective of whether or not the Executive elects COBRA. . The amount paid by the Company for Executive’s coverage during the Continuation Period will be treated as taxable income to the Executive. If the Company is unable to provide this benefit under the Company’s group health plan without incurring penalties or other adverse tax consequences pursuant to the Affordable Care Act or other similar legislation or regulations, the Company shall provide a make-up benefit to Executive equal to the value of the benefit available to the Executive by allowing participation in the Health Plan during the Continuation Period.

Payment of the health plan continuation coverage pursuant to this Section 3.5 shall be conditioned upon Executive’s timely execution of the Release described in Section 7 and the Release having become effective by its terms on or before the sixtieth (60th) day following Executive’s termination.

3.6 If the Company, at the time of giving Executive notice of termination, specifies or requests a Termination Date later than the notice date, Executive shall not be required to accept a Termination Date that is more than two weeks after the date of notice of termination, and the failure to agree to a later Termination Date shall not be construed as a voluntary termination by Executive. The Termination Date for purposes of this Section 3, consistent with the preceding sentence, shall be the final day of employment of Executive by the Company. For the avoidance of doubt, this Section 3.6 shall not apply to the Executive’s termination for Retirement.

4.	[RESERVED]

5.	AMI Stock Rights Following Termination without Cause, for Good Reason, or for Retirement, or Due to Executive’s Death

5.1 In the event that (i) the Company terminates Executive’s employment without Cause, (ii) Executive terminates employment with the Company after satisfying one or more of the conditions set forth in Section 6, or (iii) Executive’s employment terminates due to his death, the AMI stock awards, stock options, stock appreciation rights, and/or stock units (any of the foregoing, “Stock Awards”) that Executive may own or have a conditional right to immediately prior to the Termination Date shall receive following treatment:

(a)

For Stock Awards that include one or more performance conditions (e.g., Performance Stock Units) (“Performance Awards”) that have not been achieved on the Termination Date, such awards shall be forfeited in accordance with their terms as of the Termination Date (such forfeited awards, the “Forfeited Awards”);

(b)

Immediately prior to the Termination Date or, in the case of a termination of employment due to his death, as of such death, the Executive shall be granted a restricted stock unit award (“New RSU”), with the aggregate number of shares underlying such New RSU to be no less than the number of shares of common stock underlying each such Forfeited Award multiplied by the PSU Percentage for such award and with such New RSU grant to be in the form of fully-vested restricted stock units settled in shares of common stock of the Company on the Termination Date or in the form of cash, to be determined in the discretion of the Company;

(c)

For any Performance Awards that are not forfeited in accordance with their terms as of the Termination Date (the “Retained Performance Awards”), such Retained Performance Awards shall remain outstanding and eligible to vest and be settled in accordance with their terms; provided, however, that the number of shares underlying such Retained Performance Awards that are earned with respect to any such Retained Performance Award shall be determined by applying the PSU Percentage to such award (the resulting number of earned shares, the “Earned Shares”). In no event, however, shall the number of shares that are so delivered have a fair market value on the date of delivery (determined using the closing price of a share of common stock on such date) that is less than the number of Earned Shares multiplied by the Designated Stock Price;

(d)	All other Stock Awards shall accelerate in full as of Executive’s Termination Date; and

(e)

Except as set forth in subsection (b) above and with respect to any Stock Award, all Stock Award payments shall be made in the time and form as specified in the respective grant agreement; it being understood that, if any Stock Award is paid by its terms later than thirty (30) days following the Separation Date, the number of shares of common stock to be delivered in respect of such awards shall have a fair market value not less than the number of shares that are to be delivered by the terms of such award multiplied by the Designated Stock Price.

6.	Voluntary Termination for Good Reason, Retirement or Otherwise.

Executive shall be entitled to terminate employment on the Termination Date with the Company and receive the Severance Benefit, the health care continuation benefit, and the stock rights as specified in Sections 3 and 5 upon one or more of the following conditions, provided that Executive timely executes the Release described in Section 7 and the Release becomes effective by its terms on or before the sixtieth (60th) day following Executive’s termination:

6.1 If an event constituting Good Reason occurs, and Executive gives the Company written notice within sixty (60) days following the event of Good Reason, detailing why Executive believes a Good Reason event has occurred, the Company shall have thirty (30) days after receipt of such written notice to remedy or cure the event of Good Reason. If the Company does not remedy or cure the event within such period and the event constitutes Good Reason as defined in this Agreement, Executive’s employment shall be deemed terminated for Good Reason at the end of such thirty-day cure period. Executive’s notice shall be delivered to the Company’s Governing Body.

(a)

The Termination Date for purposes of Section 6.1 shall be, if earlier than the expiration of the thirty-day cure period described in Section 6.1, the date that the Company gives written notice to Executive that the Company does not intend to cure the event of Good Reason.

(b)

If an event of Good Reason is (or includes) a material reduction in annual base salary or Target Bonus as described in Section 2.4(b), the applicable severance benefit shall be calculated on the basis of annual base salary and Target Bonus as the same existed immediately prior to such reduction.

6.2 If the Executive provides prior written notice of Executive’s Retirement as set forth in the definition of Retirement (or such shorter period as may be agreed to by the Company’s Board of Directors).

6.3 In the absence of an event of Good Reason, Retirement, or termination by Executive for personal reasons, if payment of the benefits hereunder is approved by the Company’s Governing Body upon the recommendation of the Compensation Committee of such Company’s Governing Body, then such approved payments will be made to Executive on the Termination Date.

7.	Release Requirement; Compliance with Restrictive Covenants.

7.1 As a prerequisite to the Company’s payment of the benefits and payments described in this Agreement, other than in connection with a termination due to the Executive’s death, Executive shall have executed and delivered to the Company a general release of claims (“Release”) and the Release shall have become effective in accordance with its terms as specified in this Section 7 on or prior to the sixtieth (60th) day following Executive’s termination. The Release shall be substantially in the form attached as Exhibit A. The Company may modify the Release versus the form attached as Exhibit A in order to specify the amount of the Severance Benefit or other benefits, comply with changes in law, or reflect changes in relevant facts (such as the name of the Company). However, the Company shall not include any additional requirements or provisions in the Release, including without limitation any restrictive covenants concerning post-termination activities of Executive without Executive’s prior written consent.

7.2 The Company shall deliver the form of Release to Executive on or prior to the date of termination. Executive shall have at least twenty-one (21) days within which to consider the Release. Executive shall have up to seven (7) days after execution and delivery of the Release to revoke the Release. The Release shall not become effective until the revocation period has expired without revocation of the Release by Executive.

7.3 The health insurance continuation benefit described in Section 3.5 shall be provided to Executive on a monthly basis after the Termination Date on the assumption that the Release will become effective, provided that entitlement to such benefit shall expire if the Release does not become effective within sixty (60) days after the Termination Date and, in such case, Executive shall be required to promptly return amounts paid on his or her behalf to the Company.

7.4 Executive’s entitlement to receive and to retain the benefits and payments described in this Agreement (other than in connection with a termination due to Executive’s death) shall be conditioned upon Executive’s compliance with the Restrictive Covenants, which Restrictive Covenants are hereby incorporated in their entirety as though fully set forth herein and which Restrictive Covenants shall survive any termination of Executive’s employment.

8.	Exclusive Remedy.

Executive’s receipt of the Severance Payment and other consideration provided in this Agreement shall be in lieu of any benefits specified under any prior severance agreement between Allegro and Executive, the Severance Policy for Senior Staff Members of the Company dated November 2, 2016, the severance policy for salaried employees adopted by Allegro Microsystems, Inc. on May 24, 2012, any other severance policy maintained by the Company; any benefits pursuant to any other agreement or understanding between Executive and the Company relating to termination of employment; and any benefits under the Company’s Annual Incentive Plan or its successor for the fiscal year in which termination occurs. However, this Agreement shall not divest Executive of Executive’s right to distributions from Allegro’s Executive Deferred Compensation Plan or any right to vested benefits under the terms of the Company’s benefit plans, to be paid accrued wages and vacation through the Termination Date or to be reimbursed for properly substantiated business expenses in accordance with the Company’s expense reimbursement policy.

9.	Successors and Assigns.

This Agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets. The Company shall require and cause any person, group or entity that acquires all or substantially all of the assets of the Company to accept a written assignment of this Agreement by the Company, and to acknowledge in such document that the acquiror accepts the assignment and undertakes to perform this Agreement in accordance with its terms. Executive shall be entitled to assign his rights under this Agreement by will or the laws of descent and distribution in the case of his death. Any amounts that are due to Executive hereunder at the time of his death shall be paid or provided to his estate subject to and following the execution of a release of claims or other similar documentation reasonably requested by the Company by the Executor of the Estate.

10.	Amended or Successor Agreements.

If requested by the Company, Executive will in good faith consider and negotiate an amended or a successor agreement in order to address revised circumstances (for example, restructuring of the Allegro group of companies), providing that there is no diminution in the level of benefits available to Executive hereunder.

11.	Miscellaneous Provisions.

11.1 Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be settled by binding arbitration. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association in Boston, Massachusetts or elsewhere by mutual agreement. The Company shall bear responsibility for all costs of arbitration and shall reimburse Executive for his or her reasonable attorneys’ fees. Judgment may be entered on the arbitration award in any court having jurisdiction.

11.2 Attorney’s Fees. The Company shall pay, directly to Executive’s attorneys, upon submission of appropriate supporting documentation, for all reasonable attorneys’ fees and expenses incurred in connection with the review, negotiation, drafting and execution of this Agreement and related agreements and arrangements.

11.3 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of New Hampshire.

11.4 Entire Agreement. This Agreement constitutes the entire agreement and understanding between Executive and Company concerning the subject matter hereof, and supersedes all prior negotiations or understandings between the parties, whether written or oral, including employment offer letters, concerning such matter.

11.5 Employment at Will. Executive’s employment with the Company shall remain at will. Nothing in the Agreement shall provide Executive with any right to continued employment with the Company for any specific period of time, or interfere with or restrict the right of either Executive or the Company to terminate Executive’s employment at any time.

11.6 Application of Section 409A. The payments contemplated by this Agreement are intended to be exempt from, or to comply with the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be interpreted with that intent. Notwithstanding the foregoing, the tax treatment of amounts payable and benefits provided under this Agreement is not warranted or guaranteed, and neither the Company nor any of its members, shareholders, employees, directors, officers, agents or affiliates, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or any other taxpayer as a result of this Agreement, including by reason of Section 409A or any similar State statute. In the event that payment of one or more of the benefits or payments hereunder would result in the imposition of any such taxes, interest, penalties or other monetary amounts owed by Executive or any other taxpayer by reason of Section 409A or any similar State statute, the mechanism of delivery of such benefit or payment shall be modified to the extent permissible under Section 409A to eliminate such imposition (e.g. through the grant of a new fully-vested Stock Award and/or cash payment of equivalent value). Notwithstanding anything to the contrary in this Agreement, if at the time Executive’s employment terminates, Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of Executive’s separation from service that would (but for this provision) be payable within six (6) months following the date of such separation from service, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code. For purposes of this Agreement, with respect to payments that are subject to Section 409A and that are payable upon or with reference to Executive’s termination of employment, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), from the Company, and the term “specified employee” means an individual determined by the Company to be a specified employee of the Company under Treasury regulation Section 1.409A-1(i). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. To the extent required by Section 409A, if the period for executing and not revoking the Release spans two taxable years, the Severance Benefit shall be paid in the second taxable year. Any tax gross up payment hereunder shall be made no later than the end of the calendar year following the calendar year in which the related taxes are remitted to the appropriate tax authorities, or at such other specified time or schedule that may be permitted under Treas. Reg. Section 1.409A-3(i)(1)(v). The amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year ay not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year. The reimbursement of an eligible expense must made on or before the last day of the calendar year following the calendar year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

11.7 Proprietary Information. Nothing in this Agreement or the Release shall be construed as an elimination or waiver of Executive’s obligations not to disclose confidential or proprietary information to third parties as required by Company policy and any agreements between the Company and Executive that were executed during Executive’s employment with the Company.

11.8 Waiver; Amendment. No waiver of any breach of this Agreement shall be construed to be a waiver of any other breach of this Agreement. No waiver or amendment of this Agreement shall be effective unless set forth in a written document signed by Executive and an executive of the Company authorized by the Company’s Governing Body.

11.9 Notices. Any notices required or permitted by this Agreement shall be in writing, and may be transmitted by personal delivery, by courier service or by e-mail if receipt of such e-mail is acknowledged by the receiving party. Notices shall be addressed to the recipient’s principal business office.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

ALLEGRO MICROSYSTEMS, INC

/s/ Ravi Vig	/s/ Yoshihiro Suzuki
Ravi Vig	Yoshihiro Suzuki
Chairman of the Board

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (“Release”) is made by                                 (“Executive”), a resident of                                ,                                 , in favor of Allegro MicroSystems, LLC of Manchester, New Hampshire (the “Company”), and all related entities, corporations, partnerships and subsidiaries of the Company, as well as each of their current and former directors, insurers, officers, trustees, partners, successors in interest, representatives and agents.

WHEREAS, Executive’s employment by the Company has ended or will end on                        ,         (the “Termination Date”); and

WHEREAS, Executive wishes to provide the Company with a general release in exchange for the consideration to be provided by the Company to Executive pursuant to that certain Severance Agreement between Executive and the Company dated                        , 2021 (the “Severance Agreement”).

NOW THEREFORE, in consideration of the commitments and mutual promises contained in this document, it is agreed as follows:

ONE: This Release shall constitute full accord and satisfaction of any and all claims which have been or could be raised by Executive and a covenant not to sue (as set forth in Paragraph THREE below).

TWO: In return for Executive’s releases under this Release, Allegro shall provide the following “Consideration” to Executive:

(a) The Severance Benefit defined in the Severance Agreement, which shall be an amount equal to    .

(b) Company payment of medical insurance coverage for a period of time as specified in the Severance Agreement.

(c) Other commitments of the Company as set forth in the Severance Agreement.

THREE: In return for the Consideration to be provided by the Company to Executive, on behalf of Executive and his or her heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, and assigns, Executive promises not to sue, and Executive releases and gives up any claim he/she has or may have against, the Company or any of its current or former subsidiaries, affiliated companies, parent companies, shareholders, directors, officers, employees, agents, benefit plans, trustees or representatives, or their successors or assigns, including without limitation any claim under federal, state, or local law relating to Executive’s employment with the Company or the termination thereof, from the beginning of time up to and including the date of execution of this Release, including, but not limited to, any and all claims for breach of express or implied contract or any covenant of good faith and fair dealing; all claims for retaliation or violation of public policy; all claims for unpaid wages under the Massachusetts Wage Act or corresponding New Hampshire law; all claims arising under the Massachusetts and New Hampshire anti-discrimination in employment laws, the Massachusetts Civil Rights Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Sarbanes-Oxley, the Patriot Act, the Family and Medical Leave Act, or any other federal, state, or local laws relating to employment or benefits associated with employment; claims for emotional distress, mental anguish, personal injury, loss of consortium, and any and all claims that may be asserted on Executive’s behalf by others; any claim for wages, compensation, and expenses paid or unpaid during the term of Executive’s employment; and any claim for compensatory, punitive, or liquidated damages, interest, attorney’s fees, costs, or disbursements. Executive retains Executive’s rights under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for any accrued vested benefits under any retirement plan covering Executive’s employment, or rights to enforce the terms of this Release.

Executive also is waiving, releasing and discharging all claims under any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic.

Massachusetts Wage Act Waiver. By signing this Agreement, Executive acknowledges that this waiver includes any claims against the Company and other releasees under Mass. Gen. Laws ch. 149, § 148 et seq., – the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

FOUR: Nothing contained in this Release of Claims shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that Executive hereby agrees to waive his or her right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by Executive or by anyone else on his or her behalf.

Executive further acknowledges, understands, and agrees that Executive has been paid all wages (including all base compensation and accrued vacation pay) to which Executive is or was entitled by virtue of Executive’s employment with the Company and that Executive is unaware of any facts or circumstances indicating that Executive may have an outstanding claim for unpaid wages.

In exchange for Executive’s waivers, releases and commitments set forth herein, including his waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that Executive is receiving pursuant to the Severance Agreement exceed any payment, benefit or other thing of value to which he would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

FIVE: This Release, including without limitation the general release and covenant not to sue, applies to all claims due to anything arising before Executive signed this Release, including even those claims not presently known to Executive.

SIX: This Release sets forth the entire understanding between the parties pertaining to this subject matter except for the Severance Agreement. There is no other agreement, oral or written, which adds to or subtracts from this Release or the Severance Agreement or otherwise modifies them. In the event that any provision of this Release is held by any agency or court of competent jurisdiction to be illegal or invalid, the validity of the remaining provisions shall not be affected; and, the illegal or invalid provisions shall be reformed to the extent possible to be consistent with the other terms of this Release; and if they cannot be so reformed, then an invalid provision shall be deemed not to be a part of this Release.

SEVEN: This Release shall be interpreted under the laws of the State of New Hampshire.

EIGHT: Executive acknowledges that Executive received this Release on                                ,         and that Executive has been informed that Executive has twenty-one (21) days to review and consider this Release and also acknowledges that Executive has been advised of the right to consult legal advisors of Executive’s choosing with regard to this Release. Any modifications to the terms of this Release do not operate to extend the twenty-one (21) day time limit for Executive’s review of the Release. Executive may sign this Release prior to the expiration of the twenty-one (21) day deadline expressed above, and Executive affirms that if Executive does so prior to that date it is done according to Executive’s own free will. Executive understands that Executive may revoke this Release within seven (7) days after the date of Executive’s signature on this Release by sending written notice of his/her intent to revoke to the Company’s Vice President of Human Resources or its President via courier service on or before the expiration of that seven (7) day right of revocation. Executive acknowledges that this Release can be revoked only in its entirety and that once revoked no provision of this Release is enforceable. The Company will have no obligations under this Release until the eighth (8th) day after Executive’s signature on this Release.

NINE: EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ AND UNDERSTANDS THIS RELEASE CONSISTING OF THREE PAGES. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE ENTERS INTO THIS RELEASE VOLUNTARILY, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND WITHOUT PRESSURE OR COERCION. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS RELEASE.

IN WITNESS WHEREOF, Executive has executed this Release as of the date indicated below.

RAVI VIG

Dated: